United States
               Securities and Exchange Commission

                           Form 12b-25
                                           SEC File No. 000-50526
                                              CUSIP No. 01644F106

                   NOTIFICATION OF LATE FILING

(Check One):  __ Form 10-K and Form 10-KSB; __ Form 20-F;
              __ Form 11-K; X Form 10-Q and Form 10-QSB; __ Form ___ N-SAR
                           ---
       For Period Ended:  June 30, 2007
       -----------------
       _ Transition report on Form 10-K
       _ Transition Report on Form 20-F
       _ Transition Report on Form 11-K
       _ Transition Report on Form 10-Q
       _ Transition Report on Form N-SAR
       For the Transition Period Ended: ___________________________
       --------------------------------

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates.

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PART I: - REGISTRANT INFORMATION

                  All American Pet Company, Inc.
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                     Full Name of Registrant

                               N/A
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                    Former Name if Applicable

         16501 Ventura Blvd., Suite 514, Encino CA 91436
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    Address of Principal Executive Office (Street and Number)
                    City, State and Zip Code


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PART II - RULES 12B-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

       (a) The reasons described in reasonable detail in Part
       III of this form could not be eliminated without unreasonable effort or expense;

       (b)  The subject annual report, semi-annual report,
 X     transition report on Form 10-KSB, Form 20-F, Form 11-K or
--- Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-QSB, or portion thereof, will be filed on or before the 5th calendar day after the prescribed due date; and

       (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Company is unable to file its Quarterly Report on Form 10-QSB for the period ended June 30, 2007 (the "Form 10-QSB") because the Company currently is in arrears with respect to fees owed to its auditors.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

Barry Schwartz                818.981.2275
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(Name)                        (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports(s) been filed? If answer is no, identity report(s)

 X  Yes     No
---     ---


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(3)  Is it anticipated that any significant change in results  of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

    Yes      No  X
        ---     ---



If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                 All American Pet Company, Inc.
           ------------------------------------------
           Name of Registrant as Specified in Charter

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: August 15, 2007      By:/s/Barry Schwartz
      ---------------         ---------------------------------------
                              Barry Schwartz, Chief Executive Officer

















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